Exhibit 99.2

        SCRIPT FOR OCTOBER SALES COMMENTS -- THURSDAY, NOVEMBER 3RD, 2005
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The following are comments expanding on same-store sales results for Payless
ShoeSource, Inc. during the October reporting period for fiscal year 2005, the four weeks ended October 29th, 2005.

Payless ShoeSource reported that corporate same-store sales increased 4.0 percent during October of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in October were $212.5 million dollars, a 1.1 percent increase from total sales of $210.1 million in October 2004. Sales are from continuing operations in both periods.

Strong categories for the month included women's dress and casual shoes, boy's and girl's shoes, and athletic shoes. Our handbag business was also solid in October. Weaker categories included men's and women's boots and men's dress and casual shoes.

By region, our business was strongest in the South, followed by the West, the Northeast and the Northcentral.

We are pleased with our October results. Customers reacted positively to the company's fall merchandise during the month, as indicated by the solid sales performance.

The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its merchandise strategy to inspire fun, fashion possibilities for the family.

As of November 2nd, 23 stores remain closed in areas impacted by Hurricane Katrina, and 5 stores remain closed from the impact of Hurricane Rita. Store closings related to Hurricane Wilma peaked at approximately 120 stores; 32 of those stores remain closed.

At the end of fiscal October, we were operating 4,626 total stores, including 149 stores in the Central American region, 31 stores in South America and 312 stores in Canada. The 60 stores closed due to the impact of Hurricanes Katrina, Rita and Wilma are also included in our total store count for the month.

The company intends to report third quarter results on Thursday, November 17th. Our quarterly earnings call will be held the same day, beginning at 1 p.m. ET.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending July 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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